Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Presents Late-Breaker on Solithromycin’s Anti NASH

Effects in an Animal Model at DDW 2014

CHAPEL HILL, N.C., May 6, 2014 — Cempra, Inc., (Nasdaq: CEMP) today announced a late-breaker presentation demonstrating that solithromycin significantly reduced ballooning degeneration and inflammation which are histological signs of non-alcoholic steatohepatitis (NASH) in an animal model at Digestive Disease Week (DDW) in Chicago. The abstract titled, “Anti-NASH Effects of Solithromycin in NASH-HCC Mouse Model,” will be presented at 9:15 a.m. CDT, Tuesday, May 6, in Room S015A at McCormick Place in Chicago.

Key facts:

•	Non-alcoholic fatty liver disease (NAFLD) is the most common acquired metabolic disorder and the most common cause of chronic liver disease in the United States; the more progressive form, NASH, affects between two and five percent of the U.S. population; NAFLD and NASH have no approved treatments

•	Oral solithromycin or vehicle were administered to mice with NASH-induced liver disease once daily for four weeks; biochemical, histological and gene expression analyses were performed after four weeks of treatment; the NAFLD Activity Score (NAS), a validated scoring system that is used to diagnose NASH in humans, was employed to determine whether the animals had NASH; scores greater than or equal to five are considered diagnostic for the disease

•	Two key histological determinants of NASH, liver inflammation and hepatocyte ballooning, a marker of apoptosis, were significantly reduced in mice treated with solithromycin; these changes were accompanied with a significant reduction in NAS: the mean NAS for solithromycin-treated mice was 3.0 ± 0.9(n=8) compared to 5.4 ±0.5 (n=8, p<0.0001) for vehicle-treated mice; all vehicle-treated mice had NAS scores greater than five while all solithromycin-treated mice had scores less than five

•	Solithromycin, currently in Phase 3 clinical trials to treat community-acquired bacterial pneumonia, or CABP, has demonstrated strong anti-inflammatory properties in preclinical studies in chronic obstructive pulmonary disease, or COPD; because solithromycin appears to reach clinically-relevant concentrations in the liver, as well as building a promising safety profile, including in patients with hepatic insufficiency, its anti-inflammatory activity could be useful in treating NASH

Quotes:

Pierre Gholam, M.D., Associate Professor, Medicine, Case Western Reserve School of Medicine and Medical Director, Liver Center of Excellence, Case Medical Center said, “Non-alcoholic fatty liver disease and more serious conditions that emerge from it such as NASH are a major cause of liver-related morbidity and mortality in the US and, increasingly, worldwide. As we find better ways to identify these patients, we need treatments that can be combined with lifestyle changes to stop and hopefully reverse the disease’s course. Solithromycin is a promising candidate to treat NASH because of its early favorable safety data, mechanism of action, which is different from other anti-NASH agents in development, and its anti-inflammatory activity, which appears to directly address one of the main characteristics of the disease: chronic inflammation of the liver and cell death.”

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra said, “We have been emphasizing the broad use potential of solithromycin for some time. Many of these indications are within infectious disease. This study highlights its potent anti-inflammatory effects and potential in a non-infectious disease indication that impacts up to five percent of the U.S. population. Given solithromycin’s growing and promising safety database, including being well tolerated in hepatic insufficiency patients, we believe we can move directly into a Phase 2 trial at the appropriate time.”

About Nonalcoholic Steatohepatitis (NASH)

Non-alcoholic steatohepatitis (NASH) is a progressive form of non-alcoholic fatty liver disease (NAFLD) where accumulation of excessive fat (steatosis) coexists with liver cell injury, inflammation and fibrosis, which eventually leads to cirrhosis and hepatocellular carcinoma in a subset of patients. NASH affects between two and five percent of the U.S. population and there are no approved therapeutics for this condition. In the absence of proven treatment, physicians often recommend a combination of diet and exercise. It often starts as non-alcoholic fatty liver disease (NAFLD), which affects one quarter of the U.S. population, but often progresses to the more severe NASH in which inflammation or cellular ballooning, or apoptosis, occur. NASH can lead to liver fibrosis, cirrhosis or primary liver cancer.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a late clinical-stage pharmaceutical company focused on developing antibiotics to treat critical bacterial infections in patients in both acute and primary care settings. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. TAKSTA was recently granted orphan drug designation for this indication. Both product candidates seek to address the need for new treatments targeting drug-

resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review, and other analyses, of our studies and clinical trials; the results of studies of our product candidates conducted by others; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor and Media Contacts:

Robert E. Flamm,

Ph.D. Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com